Exhibit J under Form N-1A
Exhibit 23 under Item 601/Reg.S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and to the incorporation by reference of our report dated November 25, 2008 on the financial statements and financial highlights of the Touchstone Diversified Small Cap Fund and the Touchstone Value Opportunities Fund of the Touchstone Funds Group Trust, included in the Annual Report to Shareholders for the fiscal year ended September 30, 2008, filed with the Securities and Exchange Commission (Form N-CSR, No. 811-8104), in Post-Effective Amendment Number 99 to the Registration Statement of the Federated Equity Funds (Form N-1A, No. 02-91090).

/s/ Ernst & Young LLP
Cincinnati, Ohio
November 30, 2009